News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2015 RESULTS

Philadelphia, PA - July 20, 2015. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights

•	Earnings per share $1.02; Before Certain Items $1.03, including $0.14 of unfavorable currency translation

•	YTD earnings per share $1.34; Before Certain Items $1.55, including $0.20 of unfavorable currency translation

•	Income before certain items on a constant currency basis grew 15.8% in second quarter, 10.8% YTD

•	On a constant currency basis, Q2 revenue grew 5.7%, segment income grew 6.0%

•	Recent acquisitions in Europe and North America made strong contributions

•	Global beverage can volumes grew 9% in the quarter over 2014

Net sales in the second quarter were $2,278 million compared to $2,383 million in the second quarter of 2014, primarily due to $241 million of unfavorable currency translation partially offset by the impact of the Empaque acquisition.

Segment income (a non-GAAP measure defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense) was $272 million in the second quarter compared to $285 million in the second quarter of 2014, and included $30 million of unfavorable currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We continued the year as expected with very solid second quarter performance.  On a currency neutral basis, segment income for the second quarter increased 6% over 2014, reflecting strong underlying fundamentals in the Company’s businesses despite challenges in certain of our markets.  We are pleased with the integration of the Empaque and Mivisa acquisitions, as our Americas Beverage and European Food businesses both contributed meaningfully to the Company’s results.  In addition, we experienced notable beverage can growth in North America and Asia Pacific as well as food can growth in Europe during the quarter compared to 2014.”

Interest expense increased to $69 million in the second quarter of 2015 over the $66 million in 2014 primarily due to increased borrowings to fund the Empaque acquisition.

Net income attributable to Crown Holdings in the second quarter increased to $142 million over the $106 million in the second quarter of 2014. Reported earnings per diluted share were $1.02 in the second quarter of 2015 compared to $0.76 in the 2014 second quarter. Net income per diluted share before certain items increased to $1.03 over the $1.01 in 2014.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Six Month Results
Net sales for the first six months of 2015 were $4,275 million compared to $4,376 million in the first six months of 2014, reflecting unfavorable currency translation of $413 million partially offset by the impact of the Mivisa and Empaque acquisitions.

Segment income in the first half of 2015 was $464 million compared to $485 million in the first six months of 2014, including $46 million of unfavorable currency translation.

Interest expense for the first six months of 2015 increased to $134 million compared to $124 million in the same period of 2014 primarily due to increased borrowings to fund the Mivisa and Empaque acquisitions.

Net income attributable to Crown Holdings for the first six months of 2015 increased to $186 million over the $130 million in the first six months of 2014. Income per diluted share for the first six months of 2015 rose to $1.34 compared to $0.94 in the first half of last year. Net income per diluted share before certain items was $1.55 compared to $1.58 in 2014.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented excluding the impact of currency translation, regarding net income before certain items and regarding income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items, income before certain items per diluted share, and information excluding the impact of currency translation are useful in evaluating the Company’s operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 21, 2015 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9237 or toll-free (888) 469-0976 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 28. The telephone numbers for the replay are (402) 998-1595 or toll free (888) 568-0923.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation, whether the Company can continue to grow segment income and benefit from its recent acquisitions of Empaque and Mivisa, future demand for beverage cans, including in North America and Asia Pacific, and food cans in Europe that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Ed Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$2,278	$2,383	$4,275	$4,376

Cost of products sold	1,843	1,960	3,503	3,621
Depreciation and amortization	62	47	113	82
Gross profit (1)	373	376	659	673

Selling and administrative expense	99	103	197	207
Restructuring and other	(3)	31	17	83
Loss from early extinguishment of debt	9	—	9	—
Foreign exchange	(1)	—	5	6
Interest expense	69	66	134	124
Interest income	(2)	(1)	(4)	(3)
Income before income taxes	202	177	301	256
Provision for income taxes	49	50	86	83
Net income	153	127	215	173

Net income attributable to noncontrolling interests	(11)	(21)	(29)	(43)
Net income attributable to Crown Holdings	$142	$106	$186	$130
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.03	$0.77	$1.35	$0.95
Diluted	$1.02	$0.76	$1.34	$0.94

Weighted average common shares outstanding:
Basic	137,914,062	137,246,172	137,805,980	137,032,786
Diluted	139,319,455	138,599,132	139,175,449	138,398,582
Actual common shares outstanding	139,400,803	138,888,817	139,400,803	138,888,817

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross profit	$373	$376	$659	$673
Fair value adjustment to inventory (1)	—	15	$6	15
Impact of hedge ineffectiveness (1)	(2)	(3)	(4)	4
Selling and administrative expense	(99)	(103)	(197)	(207)
	$272	$285	$464	$485

(1) Included in cost of products sold

Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2015	2014	2015	2014

Americas Beverage	$741	$594	$1,358	$1,143
North America Food	170	213	330	392
European Beverage	422	496	746	884
European Food	492	555	923	928
Asia Pacific	310	316	620	614
Total reportable segments	2,135	2,174	3,977	3,961
Non-reportable segments	143	209	298	415
Total net sales	$2,278	$2,383	$4,275	$4,376

Segment Income

Americas Beverage	$99	$85	$184	$164
North America Food	23	38	47	67
European Beverage	66	83	104	142
European Food	68	63	110	89
Asia Pacific	39	36	74	70
Total reportable segments	295	305	519	532
Non-reportable segments	20	22	37	46
Corporate and other unallocated items	(43)	(42)	(92)	(93)
Total segment income	$272	$285	$464	$485

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income attributable to Crown Holdings, as reported	$142	$106	$186	$130

Fair value adjustment to inventory (1)	—	15	6	15
Hedge ineffectiveness (2)	(2)	(3)	(4)	4
Restructuring and other (3)	(3)	31	17	83
Loss from early extinguishment of debt (4)	9	—	9	—
Income taxes (5)	(3)	(9)	2	(13)
Net income before the above items	$143	$140	$216	$219

Income per diluted common share as reported	$1.02	$0.76	$1.34	$0.94
Income per diluted common share before the above items	$1.03	$1.01	$1.55	$1.58

Effective tax rate as reported	24.3%	28.2%	28.6%	32.4%
Effective tax rate before the above items	25.2%	26.8%	25.5%	26.8%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2015, the Company recorded a charge of $6 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Empaque. In the second quarter of 2014, the Company recorded a charge of $15 million related to the sale of inventory acquired in its acquisition of Mivisa.

(2)
In the second quarter and first six months of 2015, the Company recorded benefits of $2 million and $4 million in cost of products sold related to hedge ineffectiveness. In the second quarter and first six months of 2014, the Company recorded a benefit of $3 million and a charge of $4 million for hedge ineffectiveness.

(3)
In the second quarter and first six months of 2015, the Company recorded restructuring and other charges of $2 million and $17 million primarily for costs related to its acquisition of Empaque. In the second quarter and first six months of 2014, the Company recorded restructuring and other charges of $19 million and $27 million.

In the first and second quarters of 2015, the Company recorded a charge of $5 million and a gain of $5 million for asset sales and impairments. In the second quarter and first six months of 2014, the Company recorded charges of $12 million and $56 million primarily for asset sales and impairments related to the divestment of certain operations and transaction costs incurred in connection with its acquisition of Mivisa.

(4)	In the second quarter of 2015, the Company recorded a charge of $9 million for the write off of deferred financing fees in connection with the repayment of its Term Loan B borrowings.

(5)
In the second quarter and first six months of 2015, the Company recorded income tax benefits of $3 million and $5 million related to the items described above, and a charge of $7 million in the first quarter to record a potential liability arising from a recent unfavorable tax court ruling in Spain. In the second quarter and first six months of 2014, the Company recorded income tax benefits of $9 million and $13 million related to the items described above.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2015	2014
Assets
Current assets
Cash and cash equivalents	$288	$244
Receivables, net	1,098	1,264
Inventories	1,454	1,615
Prepaid expenses and other current assets	344	364
Total current assets	3,184	3,487

Goodwill and intangible assets	3,790	3,272
Property, plant and equipment, net	2,672	2,496
Other non-current assets	713	640
Total	$10,359	$9,895

Liabilities and equity
Current liabilities
Short-term debt	$56	$172
Current maturities of long-term debt	152	90
Accounts payable and accrued liabilities	2,525	2,587
Total current liabilities	2,733	2,849

Long-term debt, excluding current maturities	5,677	5,230
Other non-current liabilities	1,545	1,404

Noncontrolling interests	278	268
Crown Holdings shareholders' equity	126	144
Total equity	404	412
Total	$10,359	$9,895

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Six Months Ended June 30,	2015	2014

Cash flows from operating activities
Net income	$215	$173
Depreciation and amortization	113	82
Provision for restructuring and other	17	83
Pension expense	22	31
Pension contributions	(34)	(42)
Stock-based compensation	17	14
Working capital changes and other	(365)	(458)
Net cash used for operating activities (A)	(15)	(117)

Cash flows from investing activities
Purchase of business	(1,207)	(733)
Capital expenditures	(111)	(149)
Proceeds from sale of assets and divestitures	30	27
Other	(14)	1
Net cash used for investing activities	(1,302)	(854)

Cash flows from financing activities
Net change in debt	765	682
Dividends paid to noncontrolling interests	(17)	(34)
Purchase of noncontrolling interests	—	(93)
Debt issue costs	(17)	(33)
Other, net	(52)	6
Net cash provided by financing activities	679	528

Effect of exchange rate changes on cash and cash equivalents	(39)	(2)

Net change in cash and cash equivalents	(677)	(445)
Cash and cash equivalents at January 1	965	689

Cash and cash equivalents at June 30	$288	$244

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three and six months ended June 30, 2015 and 2014 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2012	2011
Net cash used for operating activities	$275	$378	$(15)	$(117)
Capital expenditures	(59)	(65)	(111)	(149)
Free cash flow	$216	$313	$(126)	$(266)